Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From: David R. Harvey, Chairman, President and CEO	For questions, contact: Kirk A. Richter, Treasurer (314) 286-8004

FOR IMMEDIATE RELEASE

July 22, 2004

SIGMA-ALDRICH (NASDAQ: SIAL) Q2 DILUTED EPS UP 27% AS PROFIT MARGINS

IMPROVE. 2004 EPS FORECAST RAISED TO $3.30-$3.35.

HIGHLIGHTS:

Continuing Operations:

•	Reported Q2 2004 diluted EPS of $.85 was up 26.9% from $.67 in Q2 2003.

•	Pretax margins improved to 23.1% of sales in Q2.

•	Reported sales in Q2 2004 increased 6.6%, with currency adjusted sales up 2.9%.

•	Sales and marketing initiatives combined with improved market demand to boost Q2 currency adjusted sales gains for Scientific Research and Biotechnology.

•	Gains in Fine Chemicals sales provided by the Q2 acquisitions were partially offset by traditional variability in quarterly sales for this business.

Financial Condition:

•	Return on equity of 20.9% exceeded the Company’s 20% goal for the fourth consecutive quarter.

•	Strong cash flow from operations and working capital management provided most of the $74 million required to finance the Company’s two acquisitions in Q2.

Outlook:

•	Diluted EPS forecast for full year 2004 raised by $.05 to a new range of $3.30 to $3.35, based on YTD performance and modest accretion expected from recent acquisitions.

•	Ultrafine and Tetrionics are expected to add 2% to sales growth during the second half of 2004.

OVERALL RESULTS:

Continuing Operations:

Reported sales increased 6.6% in the second quarter of 2004 compared to the same quarter in 2003, with a year-to-date gain of 8.3%. Currency benefits provided 3.7% and 5.8% of the second quarter and year-to-date gains, respectively, as major international currencies weakened against the U.S. dollar during the second quarter. The April 2004 acquisition of Ultrafine and June 22, 2004 acquisition of Tetrionics contributed 0.6 and 0.3 percentage points to the second quarter and year-to date growth, respectively. Overall, currency adjusted internal sales grew by 2.3%, improving on the 2.1% currency adjusted growth achieved in Q1. Research sales (Scientific Research and Biotechnology) growth improved in both U.S. and international markets for the second successive quarter as increased sales efforts, supported by improved marketing programs, were further helped by improved conditions in the pharmaceutical industry that produced a modest gain in our sales to both U.S. and European pharmaceutical customers. Fine Chemicals sales in the second quarter, excluding the acquisition benefit, were affected by the variable timing of large orders from U.S. pharmaceutical and other manufacturers, largely offsetting the improved currency adjusted performance in Research sales.

Reported operating and pretax income margins in the second quarter of 2004 were 23.8% and 23.1% of sales, respectively, continuing the margin improvement achieved in the first quarter of 2004. Currency and process improvement benefits, higher average sales prices, favorable product mix and lower interest costs more than offset increased costs from new sales and marketing initiatives.

Reported diluted net income per share for the second quarter of 2004 rose 26.9% to $.85 from $.67 in 2003, including an $.11 benefit from currency exchange rates and $.05 from an international tax benefit. Year-to-date diluted EPS increased 29.6% to $1.75, with $.23 and $.10 from currency rate and tax benefits, respectively. The Q2 earnings contribution from acquired businesses was negligible, with results in future quarters of 2004 expected to be slightly accretive.

SALES RESULTS FOR CONTINUING OPERATIONS (all percentage comparisons are to comparable periods in 2003):

Reported sales in the second quarter increased 6.6% to $348.6 million from $327.0 million in 2003. The reported year-to-date gain was 8.3%, with sales increasing to $716.7 million from $661.7 million in 2003. The weaker U.S. dollar contributed 3.7% and 5.8% of the second quarter and year-to-date gains, respectively. Overall price increases in the second quarter remained consistent with the 2.3% gain achieved in the first quarter of 2004, but below the 3.0% achieved in 2003 due largely to conscious pricing decisions reflective of lower worldwide inflation rates. Consistent with performance in the final quarter of 2003 and the first quarter of 2004, overall unit volumes for the second quarter again showed improvement. Gains in Research units sold were exactly offset by a volume decline in Fine Chemicals to produce flat unit sales in Q2, excluding the acquisition contribution. While this performance represents a modest improvement from the 0.2% volume decline in Q1, it is a major improvement from results achieved in any of the quarterly periods in 2003. Reported sales growth, currency benefits and currency adjusted sales changes were as follows:

	Three Months Ended June 30, 2004			Six Months Ended June 30, 2004
	Reported	Currency Benefit	Currency Adjusted	Reported	Currency Benefit	Currency Adjusted
Scientific Research	7.3%	3.8%	3.5%	9.1%	6.0%	3.1%
Biotechnology	6.0%	3.9%	2.1%	7.5%	6.0%	1.5%
Fine Chemicals	5.2%	3.2%	2.0%	6.7%	5.0%	1.7%
Total	6.6%	3.7%	2.9%	8.3%	5.8%	2.5%

Scientific Research: Currency adjusted sales in the second quarter benefited from an average price increase of 2.9%, equal to that achieved in Q1. Sales volume increased 0.6%, reversing the declines experienced over the last six quarters. The benefits of our aggressive global sales and marketing activities were further helped by a modest improvement in demand from U.S. and European pharmaceutical customers.

Biotechnology: A price gain of 2.7% in Q2 was largely in-line with the 2.6% achieved in Q1 and the 2.8% gain achieved in 2003. While improved sales to pharmaceutical customers equivalent to that achieved in Scientific Research reduced the volume decline from the 1.7% in Q1 to 0.6% in Q2, demand continues to be affected by reduced worldwide demand for synthetic DNA and declines in the sale of various animal-sourced serum products in U.S. and international markets.

Web-based Research (Scientific Research and Biotechnology combined) Sales: Electronic ordering by U.S. research customers through the Company’s web site (rated #1 by Bioinformatics in three successive annual surveys) increased to 32% of Research sales in the second quarter, driving worldwide sales through the web to 23% of consolidated Research sales in Q2.

Fine Chemicals: The second quarter acquisitions of Ultrafine and Tetrionics added 3.4% to this unit’s growth in Q2. Currency adjusted sales excluding this acquisition benefit declined 1.4% from Q2 2003, reflecting the traditional inconsistent quarterly sales patterns in this business. This performance reflects strong sales growth in most major industry sectors in Europe that was offset by lower demand due to the timing of orders from U.S. pharmaceutical and other manufacturers. Booked orders for future delivery, one partial indicator of possible future sales results, were strong.

INCOME ANALYSIS:

The Company’s reported Q2 and year-to-date net income and diluted earnings per share for continuing and discontinued operations, before and after currency impacts and an international tax benefit in 2004, are summarized below:

	Three Months Ended June 30, 2004		Three Months Ended June 30, 2003
	Net Income (millions)	Diluted Earnings Per Share	Net Income (millions)	Diluted Earnings Per Share
Net income from continuing operations before currency impact and international tax benefit	$48.5	$0.69	$48.0	$0.67
Currency impact on continuing operations	7.8	0.11	—	—

Net income from continuing operations before international tax benefit	56.3	0.80	48.0	0.67
International tax benefit	3.3	0.05	—	—

Reported net income from continuing operations	59.6	0.85	48.0	0.67
Net income from discontinued operations	—	—	—	—
Reduction of loss on disposition of discontinued operations	—	—	0.1	—

Total reported net income	$59.6	$0.85	$48.1	$0.67

	Six Months Ended June 30, 2004		Six Months Ended June 30, 2003
	Net Income (millions)	Diluted Earnings Per Share	Net Income (millions)	Diluted Earnings Per Share
Net income from continuing operations before currency impact and international tax benefit	$99.0	$1.42	$96.9	$1.35
Currency impact on continuing operations	16.0	0.23	—	—

Net income from continuing operations before international tax benefit	115.0	1.65	96.9	1.35
International tax benefit	6.9	0.10	—	—

Reported net income from continuing operations	121.9	1.75	96.9	1.35
Net income from discontinued operations	—	—	1.1	0.02
Reduction of loss on disposition of discontinued operations	—	—	1.6	0.02

Total reported net income	$121.9	$1.75	$99.6	$1.39

Reported operating income improved to 23.8% and 23.6% of sales for the second quarter and first six months of 2004, respectively, up from 21.8% of sales for both the second quarter and first six months of 2003. The operating income margin improvement in 2004 over 2003 reflects improved gross margins and a small decline in R&D spending levels partially offset by planned additions to our sales force and new marketing programs. This is also a modest improvement from the 23.4% of sales achieved in the first quarter of 2004, with the increase due to a lower level of non-sales related operating expenses resulting from process improvement activities and other cost reductions.

Gross margins exceeded 53% in the first two quarters of 2004, representing the highest level achieved since launching our new sales, process improvement and profit initiatives in 2000. This gross margin improvement came from continued currency benefits, higher average sales prices, favorable product mix and increased cost reductions from process improvement activities. R&D spending in Q2 2004 was 2.9% of sales, consistent with the Q1 2004 level, but below the 3.2% of sales level for the first half of 2003. While maintaining our commitment to new product development in 2004, we expect to boost these expenditures to the previously announced level of 4% of sales over the next several years. S,G&A expenses increased as a percentage of sales in Q2 2004 compared to last year’s second quarter as savings from process improvement activities only partially offset cost increases for sales force additions and new marketing programs. These programs were initially launched in 2003 and further expanded during the first half of 2004 as part of an overall program to drive sales growth at above market levels.

Reported pretax income from continuing operations was 23.1% and 23.0% of sales for the second quarter and first six months of 2004, respectively, up from 21.0% for the second quarter and first six months of 2003. This improvement reflects the operating results noted above and reduced interest costs in 2004 compared to 2003 due to reduced interest rates and amounts borrowed, as well as interest earned on higher cash balances in 2004.

The tax rate reduction from 30.2% in 2003 to 26.0% in 2004 reflects benefits from changing our worldwide organizational structure to align our legal entities with our international operating organization. Absent changes in U.S. federal taxes described in the following “Outlook” section, we expect to maintain our effective tax rate at roughly 26% for all of 2004.

OUTLOOK:

We continue to expect our overall currency adjusted sales growth to improve in the second half of 2004. Our ongoing sales and marketing efforts and anticipated rebounds in the U.S. and international markets, particularly in the pharmaceutical sector, are expected to boost currency adjusted internal sales gains in the second half of 2004. Price gains are expected to continue roughly in-line with the 2.3% gain achieved to date. The second quarter acquisitions of Ultrafine and Tetrionics are expected to add about 2% to otherwise reportable growth in the final two quarters of the year. Overall, we expect to achieve a currency adjusted sales gain for the full year in the 4-5% range. Combined with currency benefits realized in the first half of 2004 and those expected in the second half if rates remain at June 30, 2004 levels, total reported sales are expected to grow by 8-10% for the full year.

We are encouraged by our growth in currency adjusted sales in the first two quarters of 2004, but continue to believe that our worldwide markets will remain below their traditional currency adjusted growth pace of 4-5% for the remainder of 2004 and perhaps even into 2005. While these market conditions have deferred the timing of more robust internal sales growth, we believe they have also led to an increased level of acquisition activity in life science and high technology areas in both research and fine chemicals. We continue to have interest in acquisitions that can meet our long-term growth and return goals and will continue to evaluate opportunities even though recent additions will fully provide our 2% growth goal from acquisitions for the second half of 2004.

At current exchange rates, we also expect continued, though more modest, profit benefits from the weaker U.S. dollar. Process improvement activities are expected to exceed earlier expectations for a $15 million benefit in 2004, with potential savings approaching the $18-19 million realized in each of the last two years within reach. Operating and pretax profit margins may moderate from improved first half levels, but are expected to remain above the 21.8% and 21.0% levels, respectively, achieved for 2003. Our two recent acquisitions are expected to contribute similar profit margins. Absent an adverse general resolution of U.S. federal tax issues regarding export tax benefits and/or continuation of R&D tax credits, our effective tax rate is expected to remain at roughly 26% through 2004. Additional modest share repurchase activities may also benefit EPS.

Based on the increased process improvement savings and sales expectations described above, a modest positive EPS contribution from acquisitions, somewhat reduced expectations for currency benefits from the recent strengthening of the dollar and all other known factors, management’s expectation for diluted EPS from continuing operations for all of 2004 has been raised by $.05 to a new range of $3.30 to $3.35. This EPS expectation represents a 23-25% increase over the $2.68 reported for 2003, with approximately 80% of the increase contributed by currency and the reduction in our effective tax rate.

CEO’s STATEMENT:

Commenting on second quarter performance and expectations for the remainder of 2004, Chairman and CEO David Harvey said: “I remain pleased with and encouraged by our year-to-date results. The gains achieved in the second quarter show that our efforts to boost sales growth are beginning to produce desired results. And, our process improvement program continues to beat our goals. Coupling these efforts with the positive momentum we have seen in our underlying markets, I look forward to improving further on the Company’s first half results. Though it’s early, we’re delighted with how smoothly initial integration efforts have gone on our two recent additions in Fine Chemicals — Ultrafine and Tetrionics. Overall, we really believe we’re moving in the right direction.”

“Whatever general growth opportunities world economies may provide, our goal remains to take share by exceeding market rates of growth. We intend to supplement current sales and marketing initiatives with even more effort to boost internet based sales. Our web site was recognized as #1 in recent surveys and we will accept nothing less here than to remain the undisputed internet leader. We also intend to boost R&D expenditures, having recently added a new and experienced vice president to better coordinate and exploit our efforts here and abroad. Our goal remains to add new products and provide innovative solutions that meet or exceed our research and fine chemicals customers’ needs. Finally, we’ll continue to seek acquisitions that offer the opportunity to meet our growth and return objectives.”

“Our stock price remains strong, having reached a new all time-high at the end of the second quarter. While appreciative of the market’s reaction to our results, we are far from complacent. Our team remains committed to delivering even more value to both customers and shareholders. Demand appears to be resurgent, providing us with both new challenges and new opportunities. I remain confident that our course will enable us to achieve the long-term growth and returns we seek in life sciences and high technology.”

OTHER INFORMATION:

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur during 2004 to applicable rates of exchange and are thus unable to provide a reconciliation of the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2004 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and unusual and/or non-recurring items, including the international tax benefit in 2004. Management excludes these unusual and/or non-recurring items in judging its performance and believes this non-GAAP information is useful to investors as well.

Share Repurchase: Another 0.2 million shares were acquired in the second quarter of 2004, bringing the total acquired in 2004 to 0.4 million shares and the total acquired since beginning the program in late 1999 to 35.4 million shares at average purchase prices of $57.45 per share and $35.11 per share, respectively. There were 69.1 million shares outstanding at June 30, 2004. The Company expects to continue share repurchases to acquire the remaining 4.6 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash, Working Capital and Debt: In the first six months of 2004, cash generated from operating activities and active management of working capital enabled the Company to fund the second quarter acquisitions that required $74 million, repay $16 million in short-term borrowings, increase dividend payouts by 86%, and continue its share repurchase program. We continue to search for other acquisition opportunities to reinvest cash and improve returns, but these must offer the same growth and return opportunities as our recently completed transactions.

Accounts receivable days sales outstanding at June 30, 2004 were 53 days, a one-day improvement from the December 31, 2003 level. Ongoing active management programs maintained inventory levels at June 30, 2004 at the 7.2 months on hand achieved at March 31, 2004, a 5% reduction from the December 31, 2003 level of 7.6 months. Reported inventories declined by $17.6 million since December 31, 2003, with the majority of this decrease coming from active management programs and only $3.6 million of this reduction due to currency rate changes since December 31st.

At June 30, 2004, short-term borrowings were $50.6 million at a weighted average interest rate of 1.5% and long-term debt was $179.0 million at a weighted average interest rate of 6.5%.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has over 6,000 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the “Highlights”, “Income Analysis”, “Outlook”, “CEO’s Statement”, “Other Information-Share Repurchase” and “Other Information-Cash, Working Capital and Debt” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) other changes in the business environment in which the Company operates, (4) changes in research funding, (5) uncertainties surrounding government healthcare reform, (6) government regulations applicable to the business, (7) the impact of fluctuations in interest rates, (8) the effectiveness of the Company’s further implementation of its global software systems, (9) the ability to retain customers, suppliers and employees, (10) the success of research and development activities, (11) changes in worldwide tax rates or tax benefits from international operations, (12) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, and (13) the outcome of the matters described in Note 11- Contingent Liabilities and Commitments-in the Company’s Form 10-K report for the period ended December 31, 2003. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$348.6	$327.0	$716.7	$661.7
Cost of products sold	163.3	160.4	334.8	324.1

Gross profit	185.3	166.6	381.9	337.6
Selling, general and administrative expenses	92.3	84.8	191.9	172.1
Research and development expenses	10.2	10.5	20.9	21.3
Interest, net	2.2	2.6	4.4	5.4

Income from continuing operations before income taxes	80.6	68.7	164.7	138.8
Provision for income taxes	21.0	20.7	42.8	41.9

Net income from continuing operations	59.6	48.0	121.9	96.9
Discontinued operations:
Net income from operations of discontinued business, net of taxes	—	—	—	1.1
Reduction of loss on disposition of discontinued operations, net of taxes	—	0.1	—	1.6

Net income	$59.6	$48.1	$121.9	$99.6

Weighted average number of shares outstanding - Basic	69.1	70.9	69.1	71.0

Weighted average number of shares outstanding - Diluted	69.8	71.5	69.8	71.6

Net income per share - Basic
Net income from continuing operations	$0.86	$0.68	$1.76	$1.36
Net income from operations of discontinued business, net of taxes	—	—	—	0.02
Reduction of loss on disposition of discontinued operations, net of taxes	—	—	—	0.02

Net income	$0.86	$0.68	$1.76	$1.40

Net income per share - Diluted
Net income from continuing operations	$0.85	$0.67	$1.75	$1.35
Net income from operations of discontinued business, net of taxes	—	—	—	0.02
Reduction of loss on disposition of discontinued operations, net of taxes	—	—	—	0.02

Net income	$0.85	$0.67	$1.75	$1.39

Condensed Consolidated Balance Sheets

(in millions)

	(Unaudited) June 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$138.7	$127.6
Accounts receivable, net	206.9	178.2
Inventories	409.0	426.6
Other current assets	87.1	82.6

Total current assets	841.7	815.0
Property, plant and equipment, net	547.7	547.4
Other assets	246.2	185.8

Total assets	$1,635.6	$1,548.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$50.6	$66.6
Accounts payable	77.1	73.4
Accrued expenses	92.1	85.4
Accrued income taxes	32.6	32.0

Total current liabilities	252.4	257.4
Long-term debt	179.0	176.3
Noncurrent liabilities	122.0	115.2
Stockholders’ equity	1,082.2	999.3

Total liabilities and equity	$1,635.6	$1,548.2

SIGMA-ALDRICH CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$121.9	$99.6
Adjustments:
Net income from operations of discontinued business	—	(1.1)
Reduction of loss on disposition of discontinued operations	—	(1.6)
Depreciation and amortization	34.9	34.2
Net changes in assets and liabilities	7.1	7.0

Net cash provided by operating activities	163.9	138.1

Cash flows from investing activities:
Net property additions	(28.7)	(23.6)
Acquisitions, net of cash acquired	(74.3)	—
Other	0.3	0.4

Net cash (used in) investing activities	(102.7)	(23.2)

Cash flows from financing activities:
Net repayment of debt	(16.0)	(74.3)
Payment of dividends	(23.6)	(12.7)
Treasury stock purchases	(23.0)	(36.6)
Exercise of stock options	13.2	10.5

Net cash (used in) financing activities	(49.4)	(113.1)

Effect of exchange rate changes on cash	(0.7)	(0.7)

Net change in cash and cash equivalents	11.1	1.1
Cash and cash equivalents at January 1	127.6	52.4

Cash and cash equivalents at June 30	$138.7	$53.5

Supplemental Financial Information - Continuing Operations (Unaudited)

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Business Unit sales
Scientific Research	$205.5	$191.5	$425.2	$389.6
Biotechnology	78.1	73.7	161.2	150.0
Fine Chemicals	65.0	61.8	130.3	122.1

Total	$348.6	$327.0	$716.7	$661.7